Putnam Absolute Return 500 Fund, 10/31/13, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 2,332
Class B	     -
Class C      -
Class M	    13

72DD2 (000s omitted)

Class R	     7
Class R5     -
Class R6     -
Class Y	 1,954

73A1

Class A		0.070
Class B 	    -
Class C		    -
Class M		0.018

73A2

Class R		0.047
Class R5	0.080
Class R6	0.085
Class Y		0.099


74U1	(000s omitted)

Class A		32,791
Class B	 	 3,282
Class C		16,328
Class M	   	   615

74U2	(000s omitted)

Class R	   	   354
Class R5	     1
Class R6	   380
Class Y		18,789

74V1

Class A		11.54
Class B		11.38
Class C		11.36
Class M		11.43

74V2

Class R		11.47
Class R5	11.62
Class R6	11.62
Class Y		11.60

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.